Valmont Announces Record Fourth Quarter and

Fiscal Year 2008 Results

Highlights:

•	Record fourth quarter and 2008 sales, operating income and net earnings.
•	Fourth quarter operating income rose 32% and net earnings increased 23% on a 28% increase in sales.
•	Fourth quarter utility sales increased 63% and operating income rose 69%.
•	Fourth quarter irrigation sales increased 18%.
•	Fiscal year operating income rose 47% and net earnings increased 40% on a 27% increase in sales.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the fourth quarter of $493.1 million compared with $384.9 million for the same period of 2007. Fourth quarter 2008 net earnings were $28.5 million, or $1.09 per diluted share, versus fourth quarter 2007 net earnings of $23.1 million, or 88 cents per diluted share.

For fiscal 2008, sales were $1.9 billion versus $1.5 billion in 2007, an increase of 27%. Valmont’s fiscal year net earnings increased 40% to $132.4 million, or $5.04 per diluted share, compared with 2007 fiscal year earnings of $94.7 million, or $3.63 per diluted share.

Fourth Quarter Review:

“Solid revenue increases in Valmont’s three largest segments led to record fourth quarter sales, operating income and net earnings,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “The largest percentage sales gains were in the Utility Support Structures Segment, where market conditions remain very strong. Sales increased in the Engineered Support Structures Segment due to the impact of acquisitions made during the year, higher prices to recover inflation in steel costs and organic growth. In the Irrigation Segment, revenue growth was driven primarily by higher pricing to recover inflation in input costs and increased sales in international markets. Coatings Segment sales declined slightly compared with last year’s fourth quarter.

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“Fourth quarter operating income increased 32% to $52.9 million and was 10.7% of sales. The Utility Support Structures Segment made the greatest contribution to the increase in operating income.

“The fourth quarter was not without its challenges. In the irrigation market, we believe a late harvest and uncertainty over planting decisions and input costs for the 2009 growing season caused North American irrigation customers to become cautious about capital spending. The prospect of government stimulus spending on infrastructure may have caused a slowdown in the development of new projects in the transportation market while participants waited for further clarity, affecting our lighting and traffic business. During the fourth quarter, we were still fulfilling our backlog based on incoming supplies of higher priced steel purchased earlier in the year, which reduced margins in the Engineered Support Structures Segment. Other factors negatively impacting profitability during the quarter were lower productivity in our North American structures operations, reduced profitability in the Irrigation Segment and the impact of foreign currency translation as a result of a strengthening dollar.

“Overall, our fourth quarter capped a solid year for Valmont. Even in a global recession and facing the aforementioned challenges during the fourth quarter, our results still broke all Company records for quarterly sales, operating income and earnings.”

Fourth Quarter Segment Review:

Utility Support Structures Segment (26% of 4th Quarter Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 62.6% to $129.0 million compared with $79.3 million in 2007. Sales grew due to very strong market conditions in the North American utilities market. Acquisitions made during the year contributed over 30% of the increase in sales.

We believe the strength in the utility market is the result of many years of underinvestment in the electrical transmission grid. Following service interruptions in the early 2000s it became a higher priority for the U.S. to have a more reliable supply of electricity. This resulted in incentives and penalties in the 2005 energy bill designed to spur new investment in the transmission grid. Utility companies responded by investing in new transmission capacity and more robust structures to improve the reliability of the grid. Valmont participates in this build-out by providing transmission, distribution and substation structures from our steel and concrete plants located from coast to coast.

Operating income increased 69.2% to $21.6 million and was 16.8% of sales due to increased volumes, higher pricing to recover steel cost increases and factory productivity improvements.

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Engineered Support Structures Segment(43% of 4th Quarter Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes all support structures outside of North America.

Fourth quarter sales grew to $213.0 million, an increase of 33.6% from $159.4 million in 2007. Approximately 40% of the increase in sales was related to acquisitions made during the year. In North America, while commercial lighting sales were lower, lighting and traffic market sales were slightly higher. In Europe, sales were higher in most regions except for France, where a slowing economy led to a decline in sales.

Specialty structures sales rose both in North America and China. Utility product sales were also higher in China.

Operating income declined 12% to $11.8 million or 5.5% of segment sales. The decline in operating income percent was due to many factors. In North America, a shift in mix towards greater large pole production for our Utility division at intercompany pricing was a major factor in the reduction in operating income percent. Additionally, certain long-term lighting contracts, partially funded by the federal government, do not allow for re-pricing, which pressured margins. Operationally, a new mid-size pole plant incurred startup costs, further hampering segment profitability. The Company has previously mentioned that it was facing operational issues at one of its pole plants. Remediation actions have been implemented and are beginning to take effect.

Irrigation Segment (25% of 4th Quarter Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales improved 17.5% to $121.8 million compared with $103.7 million in 2007. In North America, the sales increase reflects higher prices to recover increased input costs. Compared to the fourth quarter of 2007, North American market conditions were not as strong. Customer demand during last year’s selling season was fueled by an inflationary environment, where purchase decisions were driven by a desire to beat price increases. During the fourth quarter in North America, the farm customer faced a late harvest season, declining crop prices, and the prospect of higher input costs, particularly fertilizer, for the 2009 growing season. As a consequence, we believe customer purchase decisions were characterized by a ‘wait and see’ attitude. In international markets, sales were higher in most regions. International sales continued to benefit from stronger global farm income.

Operating income declined 16.5% to $11.6 million and was 9.5% of segment sales. Lower factory utilization in North America and the impact of a stronger U.S. dollar pressured margins for the quarter.

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Coatings Segment (7% of 4th Quarter Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $32.3 million were 3.9% below last year’s $33.6 million. The sales decrease reflects lower pricing as a result of lower zinc costs on slightly higher volumes. During the quarter, demand was stable despite weakness in the general economy.

Operating income increased 17.9% to $6.9 million, or 21.3% of segment sales.

2008 Review:

“In 2008, we leveraged our strengths and built a stronger company,” said Mr. Bay. “Our strategy of diversification, both on an industry and geographic basis served us well. We made acquisitions that fit well with our existing businesses and strengthen our competitive position. We invested capital in capacity that enhances our ability to meet customer demand. Our focus both on growing revenues and improving the quality of our earnings led to solid improvements in two important financial measures for Valmont during 2008. Operating income as a percent of sales rose to 12.0% from 10.4% and return on invested capital rose to 16.0% from 14.0%.

“The year was not without its challenges, however. Rapid steel price inflation, extended lead times for delivery, and then steel price deflation, made inventory levels difficult to manage. Some of our problems were home grown. Operational issues in a couple of our plants plagued us, and we have taken actions to improve performance. We should see the result of these actions over time.

“Turning to full-year segment results, the Utility Support Structures Segment posted record sales and operating income. Much of the sales growth was due to higher pricing to recover increased steel costs and the impact of acquisitions. The Utility market is strong; order flow increased consistently during the year and has resulted in a current backlog that is significantly higher than last year’s levels.

“Engineered Support Structures Segment sales increased primarily as a result of higher pricing to recover steel cost inflation, the impact of acquisitions and foreign currency translation. Profitability for the segment was slightly higher. The positive impact of acquisitions and improvements in North American specialty structures’ performance was largely offset by diminished performance in other pole plants, startup expenses related to capacity additions in North America and China, and higher SG&A expense.

“Sales in the Irrigation Segment increased significantly due to a strong global farm economy. Tighter balances in the global supply and demand for grains and bio-fuels led to rising crop prices in the first half of the year. Higher crop prices drove increases in farm income and resulted in stronger global equipment sales. Operating income improved largely due to volume leverage on manufacturing fixed costs and SG&A.

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“Coatings Segment sales rose due to increased demand from internal and industrial markets. This was offset somewhat by lower selling prices as a result of a reduction in zinc costs. Operating income improved due to volume leverage and lower input costs.

“Overall, I believe our management team did a very good job managing rapid changes in material prices. I am confident that our team will be able to continue to leverage our strengths and address our weaknesses going forward.”

First Quarter 2009 Outlook:

“Current global economic uncertainty makes our outlook for 2009 hard to quantify,” Mr. Bay said, “For the first quarter, when we balance the plusses and minuses, we expect that increased utility revenue will more than offset a decline in global irrigation revenue. We currently expect total revenue to be higher for the quarter and we expect earnings to be similar to the record first quarter of 2008, depending on product mix and factory utilization. We will continue to update our outlook on a quarterly basis throughout the year.

“We believe Valmont has many characteristics that enable us to better weather the cyclical nature of our markets. We have the unique capability to allocate capacity to the markets that have the greatest opportunity. In the current environment, this allows us to utilize our large pole capacity in the Engineered Support Structures Segment in North America and China, to provide added capacity to the Utility Support Structures Segment, without any further capital or labor investment.

“Our balance sheet is comfortably leveraged with long-term debt as a percent of invested capital at 31.7%. With the $280 million 5 year revolving line of credit we recently put in place, we have access to additional borrowing capacity. Our businesses generate good cash flow and we believe that with controls on SG&A spending and sound allocation of capital, the current environment may offer us opportunities to further grow the business.”

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An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#:82118843 or via the Internet at 8:00 a.m. February 18, 2009 CST, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:82118843beginning February 18, 2009 at 10:00 a.m. CST through 12:00 p.m. CST on February 25, 2009.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	27-Dec-08	29-Dec-07	27-Dec-08	29-Dec-07
Net sales	$ 493,062	$ 384,862	$1,907,278	$1,499,834
Cost of sales	370,588	280,270	1,396,794	1,099,989
Gross profit	122,474	104,592	510,484	399,845
Selling, general and administrative expenses	69,615	64,646	281,893	244,219
Operating income	52,859	39,946	228,591	155,626
Other income (expense)
Interest expense	(4,821)	(4,567)	(18,267)	(17,726)
Interest income	443	1,014	2,323	2,810
Miscellaneous	(4,894)	(199)	(7,128)	(541)
	(9,272)	(3,752)	(23,072)	(15,457)
Earnings before income taxes, minority interest, and equity in earnings of nonconsolidated subsidiaries

	43,587	36,194	205,519	140,169
Income tax expense	15,023	12,610	70,213	44,020
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries

	28,564	23,584	135,306	96,149
Minority interest	(659)	(767)	(3,823)	(2,122)
Earnings in nonconsolidated subsidiaries	545	314	914	686
Net earnings	$ 28,450	$ 23,131	$ 132,397	$ 94,713

Average shares outstanding (000's) - Basic	25,919	25,639	25,815	25,535
Earnings per share - Basic	$ 1.10	$ 0.90	$ 5.13	$ 3.71

Average shares outstanding (000's) - Diluted	26,168	26,201	26,273	26,122
Earnings per share - Diluted	$ 1.09	$ 0.88	$ 5.04	$ 3.63

Cash dividends per share	$ 0.130	$ 0.105	$ 0.495	$ 0.410

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		52 Weeks Ended
	27-Dec-08	29-Dec-07	27-Dec-08	29-Dec-07
Net sales
Engineered Support Structures	$212,981	$ 159,362	$740,447	$609,960
Utility Support Structures	129,014	79,343	444,472	328,535
Coatings	32,301	33,617	140,518	136,968
Infrastructure products	374,296	272,322	1,325,437	1,075,463

Irrigation	121,843	103,696	562,733	388,997
Other	23,324	26,775	113,139	120,087
Less: Intersegment sales	(26,401)	(17,931)	(94,031)	(84,713)
Total	$ 493,062	$ 384,862	$ 1,907,278	$1,499,834

Operating Income
Engineered Support Structures	$11,772	$13,382	$56,174	$55,484
Utility Support Structures	21,644	12,789	64,669	44,429
Coatings	6,878	5,833	31,793	23,050
Infrastructure products	40,294	32,004	152,636	122,963

Irrigation	11,597	13,889	87,260	51,650
Other	5,480	4,025	21,001	18,961
Corporate	(4,512)	(9,972)	(32,306)	(37,948)
Total	$ 52,859	$ 39,946	$ 228,591	$ 155,626

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	27-Dec-08	29-Dec-07
ASSETS
Current assets:
Cash and cash equivalents	$68,567	$106,532
Accounts receivable, net	327,620	254,472
Inventories	313,411	219,993
Prepaid expenses	13,821	17,734
Refundable and deferred income taxes	32,380	22,866
Total current assets	755,799	621,597
Property, plant and equipment, net	269,320	232,684
Goodwill and other assets	301,169	198,332
	$ 1,326,288	$ 1,052,613

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$904	$22,510
Notes payable to banks	19,552	15,005
Accounts payable	136,868	128,599
Accrued expenses	119,858	102,198
Dividend payable	3,402	2,724
Total current liabilities	280,584	271,036
Long-term debt, excluding current installments	337,128	200,738
Other long-term liabilities	84,445	70,226
Shareholders' equity	624,131	510,613
	$ 1,326,288	$ 1,052,613

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CALCULATION OF RETURN ON INVESTED CAPITAL (Dollars in thousands) (unaudited)

	27-Dec-08	29-Dec-07
Operating income	$228,591	$155,626
Effective tax rate	34.2%	31.4%
Tax effect on Operating income	(78,178)	(48,867)
After-tax Operating income	150,413	106,759
Average Invested Capital	942,626	762,974
Return on invested capital	16.0%	14.0%
Total Assets	$1,326,288	$1,052,613
Less: Accounts Payable	(136,868)	(128,599)
Less: Accrued Expenses	(119,858)	(102,198)
Less: Dividends Payable	(3,402)	(2,724)
Total Invested Capital	$1,066,160	$819,092
Beginning of year Invested Capital	819,092	706,855
Average Invested Capital	$942,626	$762,974

Return on Invested Capital is calculated as Operating Income (after-tax) divided by the average of beginning and ending Invested Capital. Invested Capital represents Total Assets minus Accounts Payable, Accrued Expenses and Dividends Payable. Return on Invested Capital is one of our key operating ratios, as it allows investors to analyze our operating performance in light of the amount of investment required to generate our operating profit. Return on Invested Capital is also a measurement used to determine management incentives. Return on Invested Capital is not a measure of financial performance or liquidity under generally accepted accounting principles (GAAP). Accordingly, Return on Invested Capital should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. The table above shows how Invested Capital and Return on Invested Capital are calculated from our income statement and balance sheet. Return on invested capital, as presented, may not be comparable to similarly titled measures of other companies.

Long-term debt as a percent of invested capital is calculated as the sum of Current portion of long-term debt and Long-term debt divided by Total Invested Capital. This is one of our key financial ratios in that it measures the amount of financial leverage on our balance sheet at any point in time. We also have covenants under our major debt agreements that relate to the amount of debt we carry. If those covenants are violated, we may incur additional financing costs or be required to pay the debt before its maturity date. We have an internal target to maintain this ratio at or below 40%. This ratio may exceed 40% from time to time to take advantage of opportunities to grow and improve our businesses. Long-term debt as a percent of invested capital is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered in isolation or as a substitute for net earnings, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. The calculation of this ratio is as follows:

2008
Current portion of long-term debt	$904
Long-term debt	337,128
Total Long-term debt	$338,032
Total Invested Capital	$1,066,160
Long-term debt as a percent of invested capital	31.70%

Long-term debt as a percent of invested capital, as presented, may not be comparable to similarly titled measures of other companies.